Dakota Territory Resource Corp Announces Final Closing of Purchase Right Agreement with JR Resources, and Key Additions to the Management Team, Board and Advisory Committee

Dakota Territory announces completion of CEO succession with the appointment of Jonathan Awde as President and CEO, and Robert Quartermain to the Board of Directors

3/15/2021 Press Release

Lead, South Dakota, March 15, 2021 -- Dakota Territory Resource Corp (OTCQB: DTRC) ("Dakota Territory" or the "Company") is pleased to announce the closing of the purchase right agreement with JR Resources Corp. (“JR Resources”) and key additions to the management team, Board of Directors and Advisory Committee. Today, Jonathan Awde assumes the key leadership role as President and CEO of the Company, with Gerald Aberle taking a new leadership role as Chief Operating Officer. Two new additions to the Board are Dr. Robert Quartermain and Jonathan Awde, who will join Alex Morrison, Stephen T. O’Rourke and Jerry Aberle. Richard Bachman, Mac Jackson and John Norby will serve as members of the Advisory Committee. This newly constituted team looks forward to implementing a comprehensive exploration program on the Company’s largely underexplored land package in the Homestake District.

“Jerry and his team deserve a tremendous amount of credit for assembling the Company’s district scale land package within the greater Homestake District”, said Jonathan Awde. “The opportunity to have a land package contiguous with a generational ore body that produced over 40,000,000 ounces of gold is extremely rare. With the recently acquired Maitland Project from Barrick in October 2020, the Company controls approximately 18,182 mineral acres that provide the basis for exploring many compelling brownfield and greenfield exploration targets. The opportunity to work with such a talented and experienced technical team led by Jerry Aberle and Rick Bachman, coupled with the contributions from Robert Quartermain and Mac Jackson, is unparalleled. The closing of the purchase right agreement provides the continued funding for this program, which we anticipate will be expanded with successful exploration results.”

“Jonathan has tremendous energy and success in leading and advancing exploration stage companies and has deep capital markets experience. He is the ideal person to take us to the next level as an exploration company and building value for our shareholders. I look forward to working with Jon and our experienced exploration team in unlocking the potential of our extensive property holdings in the Homestake District,” said Jerry Aberle, COO of the Company.

Pursuant to the purchase right agreement signed on May 26, 2020, as amended, JR Resources has purchased 72,900,000 shares of Dakota Territory’s common stock for aggregate consideration of $10,935,000, consisting of $10,635,000 in cash and $300,000 upon conversion of the principal amount of a promissory note issued in January 2021. Dakota Territory will utilize the proceeds of this closing to fund our corporate business and exploration strategies, for working capital and for other corporate purposes.

Through this closing, JR Resources has acquired an aggregate of 142,566,667 shares or approximately 64% of the Company’s common stock on a fully diluted basis, which includes the 69,666,667 shares of common stock issued to JR Resources on October 15, 2020.

In recognition of the ownership structure, JR Resources is entitled to nominate three of five board seats of the Company. Alex Morrison was appointed as JR Resources’ first nominee on October 15, 2020 and Dr. Robert Quartermain and Jonathan Awde will be appointed to the board concurrently with Richard Bachman’s resignation from the board, effective 10 days after a Schedule 14f-1 has been mailed to the Company’s shareholders. As a result, Dakota Territory’s board will be comprised of Gerald M. Aberle, Stephen T. O’Rourke, Dr. Quartermain, Jonathan Awde and Alex Morrison. In addition, Mr. Aberle has resigned as the Company’s chief executive officer and assumed the role of chief operating officer and Mr. Awde was appointed as the chief executive officer.

Robert Quartermain, P Geo, DSc has 45 years experience in the resource industry. Dr. Quartermain is a precious metals entrepreneur and was most recently executive chairman of Pretium Resources Inc. which he founded in October, 2010. Prior to Pretium, Dr. Quartermain was the president and chief executive officer of Silver Standard Resources Inc. (now SSR Mining Inc.) for 25 years starting in 1985. In addition to his focus on gold development opportunities, Dr. Quartermain has a number of wildlife and social justice philanthropic interests.

Jonathan Awde is a co-founder and past director, chief executive and president of Gold Standard Ventures Corp. As CEO/president, from July, 2010 through December, 2020, Mr. Awde oversaw all corporate development, asset acquisition, joint ventures, capital raising and the procurement of capital for the development of Gold Standard Ventures Corp.’s assets. Mr. Awde spent the last 15 years raising financing for various junior resource companies, focusing on institutional accounts, high net worth and family offices, and has raised over $600 million for public and private companies in the natural resources sector during this period.

About Dakota Territory Resource Corp

Dakota Territory Resource Corp is a Nevada Corporation with offices located at Lead, South Dakota. Dakota Territory is committed to creating shareholder value through the acquisition and responsible exploration and development of high caliber gold properties in the Black Hills of South Dakota.

Dakota Territory maintains 100% ownership of eight gold properties covering approximately 18,182 mineral acres in the heart of the Northern Black Hills of South Dakota, including the Blind Gold, City Creek, West Corridor, Homestake Paleoplacer, Ragged Top, Tinton, Maitland and Poorman Anticline Properties. Dakota Territory is uniquely positioned to leverage Management’s extensive exploration and mining experience in the District with Homestake Mining Company. For more information on Dakota Territory, please visit the Company's website at http://DakotaTRC.com/.

About JR Resources Corp.

JR Resources Corp. is a well-funded private Nevada company founded by seasoned mining industry professionals. The Company is focused on investing in mineral resource development opportunities and providing support to management teams as they move projects forward.

Investor Relations

Investor Relations Contact: For more information, please contact Dakota Territory Resource Corp (605) 717-2540

Cautionary Note to U.S. Investors

The United States Securities and Exchange Commission ("SEC") limits disclosure for U.S. reporting purposes to mineral deposits that a company can economically and legally extract or produce. Our property currently does not contain any known proven or probable ore reserves under SEC reporting standards. Our reference above to the various formations and mineralization believed to exist in our property as compared to historical results and estimates from other property in the district is illustrative only for comparative purposes and is no indication that similar results will be obtained with respect to our property. U.S. investors are urged to consider closely the disclosure in our latest reports filed with the SEC. You can review and obtain copies of these filings at http://www.sec.gov/edgar.shtml.